Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard • Lascar Associates
Ken Dennard | ken@dennardlascar.com
Jenny Zhou | jzhou@dennardlascar.com
713-529-6600

Main Street Announces Semi-Annual Supplemental Cash Dividend

Payable in December 2015

Supplemental Cash Dividend of $0.275 per Share is in Addition to

Regular Monthly Cash Dividends for the Fourth Quarter of 2015

HOUSTON, October 21, 2015 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced that its Board of Directors declared its semi-annual supplemental cash dividend of $0.275 per share payable in December 2015.  This supplemental cash dividend is in addition to the previously announced regular monthly cash dividends that Main Street declared for the fourth quarter of 2015 of $0.54 per share, or $0.18 per share for each of October, November and December 2015, and is consistent with the previous semi-annual supplemental cash dividends paid in December 2014 and June 2015.  Including the regular monthly and supplemental cash dividends declared to date, Main Street will have paid $15.88 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.  Based upon the regular monthly dividend rate of $0.18 per share for the fourth quarter of 2015 and the current semi-annual supplemental dividend rate of $0.275 per share, Main Street’s current annualized run-rate for cash dividends is $2.71 per share.  Main Street also expects that its Board of Directors will declare regular monthly dividends for the first quarter of 2016 during the first week of November.

This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of Main Street’s undistributed taxable income (taxable income in excess of dividends paid) as of September 30, 2015.  Main Street estimates that this supplemental cash dividend represents a payout of approximately one-third of Main Street’s estimated undistributed taxable income as of September 30, 2015.

Supplemental Cash Dividend Payable in December 2015

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share

10/20/2015	12/15/2015	12/17/2015	12/24/2015	$0.275

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at taxable subsidiaries, and (iv) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.  The final tax attributes for 2015 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in Main Street’s DRIP. Under the DRIP, if Main Street declares a dividend, registered stockholders (or stockholders holding shares through participating brokerage firms) who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the amount of undistributed taxable income, the declaration and payment of regular and supplemental dividends in the future and the potential tax attributes for 2015 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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